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                                                                    EXHIBIT 99.1

                         [COHO ENERGY, INC. LETTERHEAD]


        COHO ENERGY ANNOUNCES THE RESULTS OF THE AUCTION FOR THE SALE OF
                           ITS OIL AND GAS PROPERTIES

Dallas, Texas, July 2, 2002 - Coho Energy, Inc. (CHOH: OTC BB) announced today the results of the auction held in the U.S. Bankruptcy Court in Dallas, Texas on June 27, 2002 for the sale of all of its oil and gas properties. Citation Oil & Gas Corp. made the winning bid of $165.5 million for Coho Energy's oil and gas properties located in Oklahoma and Red River County, Texas. Denbury Resources, Inc. was the winning bidder for Coho Energy's oil and gas properties located in Mississippi and Navarro County, Texas with a bid price of $50.3 million.

A hearing is scheduled on July 22, 2002 in the U.S. Bankruptcy Court in Dallas, Texas for final approval of these oil and gas property sales. If a competing plan of reorganization is filed by a third party with the court, the court will either approve the plan of reorganization or the oil and gas property sales at this hearing.

The property sales are scheduled to be completed in late August 2002, subject to completion of title and environmental reviews and final approval by the court.

Since the estimated claims of Coho Energy's creditors in its bankruptcy proceedings aggregate in excess of $335 million, it is unlikely that Coho Energy's shareholders will receive any distribution upon liquidation of the company. Coho Energy's creditors will be paid pursuant to U.S. Bankruptcy Court approval.

For further information contact:  Gary Pittman at 972-774-8300.